Exhibit 99.1

CONTACT:	-OR-	INVESTOR RELATIONS:
Prospect Medical Holdings, Inc.		The Equity Group Inc.

Linda Hodges, Executive Vice President

Devin Sullivan

(714) 796-4271		(212) 836-9608
Linda.hodges@prospectmedical.com		dsullivan@equityny.com

FOR IMMEDIATE RELEASE

PROSPECT MEDICAL HOLDINGS REPORTS FISCAL 2009 FIRST QUARTER FINANCIAL RESULTS

Conference Call Scheduled for Wednesday, February 18th at 2:00 pm ET / 11:00 am PT

Q1 2009 Highlights Compared to Q1 2008

•           Revenues increased from $77.9 million to $83.5 million

•           Operating income up 119.7% to $9.9 million

o           Operating margin rose to 11.9% from 5.8%

•           Adjusted EBITDA increased 42.9% to $12.0 million

o           Adjusted EBITDA margin up to 14.4% from 10.8%

•           Trailing Twelve Month (TTM) Adjusted EBITDA of $43.7 million

•           Net loss of $3.4 million, or $0.17 per share, after interest expense of $6.1 million and impact of $9.7 million, non-cash change in value of interest rate swap arrangements

•           Cash and investments of $33.7 million at December 31, 2008

Los Angeles, CA – February 17, 2009 – Prospect Medical Holdings, Inc. (NYSE Alternext US: PZZ) (“Prospect”), which owns and operates four community-based hospitals and manages the medical care of approximately 190,300  HMO enrollees in southern California, today announced financial results for its fiscal 2009 first quarter ended December 31, 2008.  Results for all periods exclude the Antelope Valley entities since their sale on August 1, 2008, and pre-sale results have been classified as discontinued operations in the consolidated financial statements.

The successful initiatives undertaken by Prospect have resulted in significant cost and operating efficiencies, as evidenced by improved gross and operating margins, and substantial growth in Adjusted EBITDA.  Holding Company expenses declined by 19.8% compared to the first quarter of fiscal 2008, exclusive of interest and interest rate swap items.  The combined impact of interest expense associated with the Company’s long-term debt, and related non-cash charges associated with expected fluctuations in the market value of interest rate swap arrangements, produced a net loss for the period.  Prospect continues to meet all of its credit obligations and reduce long-term debt, while generating positive cash flow from operations of $1.5 million during the first quarter and maintaining a strong cash and investments position of $33.7 million at quarter-end.

CONSOLIDATED RESULTS OVERVIEW

Consolidated revenues for the first quarter of 2009 rose 7.2% to $83.5 million from $77.9 million last year.  Contributions from Alta Hospitals System (“Alta”), which comprise the Hospital Services segment, rose 29.5% to $35.3 million from $27.3 million in the same period last year.  Revenues at the IPA Management segment were $48.1 million for the first quarter of fiscal 2009, as compared to $50.6 million in the first quarter of fiscal 2008, with the decrease due primarily to the Company canceling certain unprofitable Medi-Cal contracts and lower HMO enrollment.

Operating income for the first quarter of fiscal 2009 increased 119.7%, to $9.9 million, from $4.5 million in the same period last year.

Prospect Medical Holdings Inc.	Page 2
February 17, 2009

During the first quarter of fiscal 2009, interest expense rose to $6.1 million from $4.2 million in the same period last year, and non-cash charges related to changes in the fair market value of the Company’s interest rate swap arrangements totaled $9.7 million as compared to $0.9 million in the same period one year ago. The combined impact of these expenses resulted in a net loss attributable to common stockholders for the first quarter of fiscal 2009 of $3.4 million, or $0.17 per diluted share, on approximately 20.5 million weighted average diluted shares outstanding.  This compared to a net loss attributable to common stockholders of $2.4 million, or $0.20 per diluted share, in the first quarter of fiscal 2008, on approximately 11.7 million weighted average diluted shares outstanding.  The net loss attributable to common shareholders for the first quarter of fiscal 2008 included $1.9 million of non-cash, preferred stock dividends; there were no such dividends in the first quarter of fiscal 2009.

As previously disclosed, following modifications made to the terms of the Company’s debt arrangements during the third quarter of fiscal 2008, the non-cash changes in fair market value of the Company’s interest-rate swap arrangements were required to be reflected in the income statement.  These fluctuations, and their related non-cash income statement impact, are expected to continue throughout the lives of the Company’s interest rate swap arrangements (July, 2014), and will either increase or decrease net income during this period. The amount of such increase or decrease correlates to fluctuations in the LIBOR rates underlying the Company’s interest rate swap arrangements, with any large fluctuations in LIBOR translating into correspondingly large non-cash gains or losses being reflected in the Company’s income statement. The $9.7 million charge during the first quarter of fiscal 2009 reflects the change in market value of the Company’s interest rate swap arrangements between September 30, 2008, when the applicable LIBOR rate was 3.70%, and December 31, 2008, when the applicable LIBOR rate was 0.46%. On a cumulative basis, these non-cash gains or losses are expected to net to zero, provided the related interest rate swaps are held to maturity. Additionally, the quarterly amounts of such gains or losses are expected to decrease over time, as the amount of swap coverage and the remaining swap durations decrease.

Adjusted EBITDA for the first quarter of fiscal 2009 increased 42.9% to $12.0 million, from $8.4 million in the same period last year.  For the trailing twelve month period ended December 31, 2008, Adjusted EBITDA was $43.7 million (see accompanying reconciliation tables in this release).

SEGMENT RESULTS

IPA Management

The IPA Management segment includes Prospect’s legacy IPA operations and the results of ProMed, which was acquired on June 1, 2007.

($ in 000s) (unaudited)	Three Months Ended December 31,
	2008	2007

Total managed care revenues	$48,131	$50,569
Total managed care cost of revenues	37,612	41,267
Gross margin	10,519	9,302

General and administrative	7,196	7,510
Depreciation and amortization	871	854
Total non-medical expenses	8,067	8,364

Income from unconsolidated joint venture	353	475

Operating income	$2,805	$1,413

Managed care revenues for the first quarter of fiscal 2009 decreased by approximately $2.4 million, or 4.8%, compared with the first quarter of fiscal 2008. This decrease reflects the combined impact of ProMed’s cancellation of certain unprofitable Medi-Cal contracts and lower HMO enrollment, offset by rate increases.

Managed care cost of revenues decreased to 78.1% of total managed care revenues for the first quarter of fiscal 2009 from 81.6% in the first quarter of fiscal 2008. This decrease resulted primarily from the cancellation of the unprofitable contracts referenced above and improved management of claims expense at Prospect’s legacy IPA operations.

Prospect Medical Holdings Inc.	Page 3
February 17, 2009

General and administrative (“G&A”) expenses for the first quarter of fiscal 2009 declined to $7.2 million from $7.5 million in the prior year quarter, due primarily to implementation of cost control initiatives at Prospect’s legacy IPA operations.

Income from unconsolidated joint ventures amounted to approximately $0.4 million in the first quarter of fiscal 2009 as compared to approximately $0.5 million in the first quarter of fiscal 2008.

Operating income for the first quarter of fiscal 2009 was $2.8 million, as compared to an operating income of $1.4 million in the first quarter of fiscal 2008.

Hospital Services

Prospect’s Hospital Services segment consists of Alta’s four community-based hospitals in southern California.  Prospect acquired Alta in August 2007.

($ in 000s) (unaudited)	Three Months Ended December 31, 2008	Three Months Ended December 31, 2007

Net hospital services patient revenues	$ 35,323	$ 27,286
Operating expenses:
Hospital operating expenses	22,146	18,001
General and administrative	3,167	2,624
Depreciation and amortization	892	1,042
Total operating expenses	26,205	21,667

Operating income	$ 9,118	$ 5,619

Net hospital services revenues for the first quarter of fiscal 2009 increased by approximately $8.0 million, or 29.5%, compared to the first quarter of fiscal 2008. This reflected the combined impact, across all major payer classes, of increased inpatient admissions, length of stay, patient days and occupancy rates.

Hospital operating expenses for the first quarter of fiscal 2009 increased by approximately $4.1 million, or 23.0%, compared to the first quarter of fiscal 2008.  As a percentage of net hospital services revenues, hospital operating expenses declined to 62.7% from 66.0% in the first quarter of fiscal 2008, given efficiencies attained when operating at higher levels of capacity.

General and administrative expenses for the first quarter of fiscal 2009 increased by approximately $0.5 million, or 20.7%, compared with the first quarter of fiscal 2008.  As a percentage of net hospital services revenues, these expenses declined to 9.0% from 9.6% in last year’s fiscal first quarter. Again, the volume increases described above were offset by operating efficiencies.

Use of Adjusted EBITDA

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) is not a measure of financial performance under generally accepted accounting principles (“GAAP”). Management believes Adjusted EBITDA, in addition to operating income, net income and other GAAP measures, is a useful indicator of Prospect’s financial and operating performance and its ability to generate cash flows from operations that are available for taxes and capital expenditures. Investors should recognize that Adjusted EBITDA might not be comparable to similarly-titled measures of other companies. This measure should be considered in addition to, and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP. Reconciliations of Adjusted EBITDA amounts to the most directly comparable GAAP measures for each of the quarterly periods in fiscal 2008 and the first quarter of fiscal 2009 are included in the financial information provided as part of this release.

Prospect Medical Holdings Inc.	Page 4
February 17, 2009

CONFERENCE CALL

Management will host a conference call on Wednesday, February 18th, 2009 at 2:00 pm ET / 11:00 am PT, to discuss these results. Interested parties may participate in the call by dialing (866) 267-2584 (Domestic) or (706) 634-4739 (International) approximately 10 minutes before the call is scheduled to begin and ask to be connected to the Prospect Medical Holdings conference call.

The conference call will be broadcast live over the internet at the following link:

http://investor.shareholder.com/media/eventdetail.cfm?eventid=65494&CompanyID=PROSPECT&e=1&mediaKey=FD1088B6F9BDB79FFAEA6E426404E661

To listen to the live call on the internet, go to the website at least 15 minutes early to register, download and install any necessary audio software.  If you are unable to participate in the live call, the conference call will be archived and can be accessed for approximately 30 days.

ABOUT PROSPECT MEDICAL HOLDINGS

Prospect Medical Holdings operates four community-based hospitals in the greater Los Angeles area and manages the medical care of individuals enrolled in HMO plans in Southern California, through a network of approximately 14,000 specialist and primary care physicians.

This press release contains forward-looking statements. Additional written or oral forward-looking statements may be made by Prospect from time to time, in filings with the Securities and Exchange Commission, or otherwise. Statements contained herein that are not historical facts are forward-looking statements. Investors are cautioned that forward-looking statements, including the statements regarding anticipated or expected results, involve risks and uncertainties which may affect the Company’s business and prospects, including those outlined in Prospect’s Form 10-K filed on December 29, 2008, as well as risks and uncertainties arising from Prospect’s acquisition of Alta and ProMed, and the debt incurred by Prospect in connection with those acquisitions.  Any forward-looking statements contained in this press release represent our estimates only as of the date hereof, or as of such earlier dates as are indicated, and should not be relied upon as representing our estimates as of any subsequent date.  While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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Prospect Medical Holdings Inc.	Page 5
February 17, 2009

Prospect Medical Holdings, Inc.

Condensed Consolidated Statements of Operations

($ in 000s, except per share data)

(Unaudited)

	Three Months Ended
	December
	2008	2007
Revenues:
Managed care revenues	$48,131	$50,569
Net Hospital services revenues	35,323	27,286
Total revenues	83,454	77,855

Operating expenses:
Managed care cost of revenues	37,612	41,267
Hospital operating expenses	22,146	18,001
General and administrative	12,385	12,655
Depreciation and amortization	1,766	1,901
Total operating expenses	73,909	73,824

Operating income from unconsolidated joint venture	353	475
Operating income	9,898	4,506
Other income (expense):
Investment income	(48)	(294)
Interest expense and amortization of deferred financing costs	6,138	4,199
Loss on interest rate swaps	9,668	877
Total expense, net	15,758	4,782

Loss from continuing operations before income taxes	(5,860)	(276)
Income tax benefit	(2,419)	(100)
Loss from continuing operations before minority interest	(3,441)	(176)
Minority interest	4	5
Loss from continuing operations	(3,445)	(181)
Loss from discontinued operations, net of tax	—	(316)
Net loss before preferred dividends	(3,445)	(497)
Dividend to preferred shareholders	—	(1,882)
Net loss attributable to common shareholders	$(3,445)	$(2,379)

Net loss per common share, Basic and Diluted:
Continuing operations	$(0.17)	$(0.18)
Discontinued operations	$—	$(0.02)
	$(0.17)	$(0.20)

Weighted average shares outstanding:
Basic	20,508	11,714
Diluted	20,508	11,714

Prospect Medical Holdings Inc.	Page 6
February 17, 2009

Prospect Medical Holdings, Inc.

Condensed Consolidated Balance Sheets

($ in 000s)

	December 31,	September 30,
	2008 (unaudited)	2008
ASSETS
Current assets:
Cash and cash equivalents	$33,042	$33,583
Investments, primarily restricted certificates of deposit	637	637
Patient accounts receivable, net of allowance for doubtful accounts of $4,144 and $3,891 at December 31, 2008 and September 30, 2008	21,184	18,314
Government program receivables	3,062	4,365
Risk pool receivables	—	338
Other receivables	2,223	2,598
Third party settlement	187	216
Notes receivable current portion	213	224
Refundable income taxes	359	2,654
Deferred income taxes, net	5,788	5,788
Prepaid expenses and other current assets	5,216	4,237
Total current assets	71,911	72,954

Property, improvements and equipment:
Land and land improvements	18,501	18,452
Buildings	22,233	22,233
Leasehold improvements	1,822	1,505
Equipment	10,678	10,628
Furniture and fixtures	913	912
	54,147	53,730
Less accumulated depreciation and amortization	(8,615)	(7,911)
Property, improvements and equipment, net	45,532	45,819
Notes receivables, long term portion	235	238
Deposits and other assets	693	778
Deferred financing costs	628	662
Goodwill	128,877	128,877
Other intangible assets, net	46,678	47,740
Total assets	$294,554	$297,068

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accrued medical claims and other healthcare costs payable	$18,917	$20,480
Accounts payable and other accrued liabilities	14,360	16,296
Accrued salaries, wages and benefits	10,697	11,257
Current portion of capital leases	422	341
Current portion of long-term debt	12,100	12,100
Other current liabilities	108	107
Total current liabilities	56,604	60,581
Long-term debt, less current portion	130,452	131,921
Deferred income taxes	20,588	24,433
Malpractice reserve	786	786
Capital leases, net of current portion	464	442
Interest rate swap liability	15,681	6,013
Other long-term liabilities	15
Total liabilities	224,590	224,176
Minority interest	84	81
Total shareholders’ equity	69,880	72,811
Total liabilities and shareholders’ equity	$294,554	$297,068

Prospect Medical Holdings Inc.	Page 7
February 17, 2009

Adjusted EBITDA Reconciliation

(Unaudited)

A reconciliation of Adjusted EBITDA  (also referred to as “Normalized EBITDA” in Management discussions)  to the most directly comparable GAAP measure in accordance with SEC Regulation G follows, for each of the four quarters of fiscal 2008 and for the first quarter of fiscal 2009.

	Q1 08	Q2 08	Q3 08	Q4 08	Q1 09
($ in millions)

Operating income — per earnings release (1)	$4.1	$6.4	$4.1	$8.7	$9.9
Depreciation and amortization	1.9	1.9	1.9	2.1	1.8
Prior CEO severance			1.3
Other adjustments (2)	2.4	1.6	2.9	0.8	0.3
Adjusted EBITDA	$8.4	$9.9	$10.2	$11.6	$12.0

Net Debt: Adjusted TTM EBITDA Ratio:
Ending long-term debt (3)					$142,552
Less: Ending cash and cash equivalents					(33,042)
Ending Net Debt					$109,510
Net Debt: Adjusted TTM EBITDA Ratio					2.51

(1)

Operating income for all of fiscal 2008 is not intended to correspond to the sum of the quarterly operating income per prior earnings releases due primarily to classification of the results of discontinued operations.

(2)

Comprised of amounts considered by management to be non-recurring, including certain legacy IPA costs, special investigation costs, restatement costs and lender charges. Q4 08 and Q1 09 items primarily represent charges for stock-based compensation.

(3)	Ending long-term debt is as of December 31, 2008 and as such does not reflect supplemental principal payments of $3.5 million made in the first week of January, 2009.